Exhibit 99.1

News Release

ASTRAZENECA INITIATES PHASE III CLINICAL PROGRAMME
EVALUATING NKTR-118 FOR TREATMENT OF OPIOID-INDUCED CONSTIPATION

For immediate release:

15th March 2011

AstraZeneca today announced enrolment of the first patient in the Phase III clinical programme for NKTR-118, an oral peripherally-acting opioid antagonist being investigated for the treatment of opioid-induced constipation (OIC). The Phase III clinical programme is designed to investigate the safety and efficacy of NKTR-118 as a medicine to relieve opioid induced constipation, a common side effect of prescription opioids when used for chronic pain management.  NKTR-118 is part of the exclusive worldwide license agreement announced on September 21, 2009, between AstraZeneca and Nektar Therapeutics.

The Phase III clinical programme will consist of two 12-week, randomized, placebo-controlled efficacy studies (with approximately 630 randomized patients each) and an open-label, randomized, long-term safety study with a “usual care” comparator arm.  The 12 week efficacy studies will compare response rate among placebo and two different doses of NKTR 118 with primary endpoint at 4 weeks. There is a three month safety extension following one of the two 12 week studies.

The long-term safety study will include patients from the 12-week efficacy studies, as well as new patients not previously enrolled. All patients will be randomly assigned to open-label treatment of either NKTR-118 or physician’s choice (usual care) laxative regimen.  Safety assessments will also be collected throughout the trials.

"This is a key milestone for NKTR-118,” said Anders Ekblom, Executive Vice President of Global Medicines Development, AstraZeneca. “We will put our knowledge and our effort into studying NKTR-118 as a potential effective new treatment option for Opioid Induced Constipation, which continues to be an area of unmet need in patients needing effective pain treatment.”

The first regulatory filings based on the programme are planned for 2013.

– ENDS –
NOTES TO EDITORS:

About NKTR-118
NKTR-118 is an investigational drug candidate being developed as a once-daily oral tablet for the treatment of opioid-induced constipation.  It combines Nektar's advanced small molecule polymer conjugate technology platform with naloxol, a derivative of the opioid antagonist drug, naloxone. Top line results of the Phase II study of NKTR-118 were presented in October 2009 at the American College of Gastroenterology Annual Clinical Meeting and the American Academy of Pain Management. In addition, the company is also developing NKTR-119, a co-formulation of oral NKTR-118 and an opioid analgesic.

AstraZeneca · 2 Kingdom Street · London · W2 6BD T: +44 20 7604 8000 · F: +44 20 7604 8270 · astrazeneca.com	AstraZeneca PLC No. 2723534, Registered Office, 2 Kingdom Street, London W2 6BD

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News Release

About Opioid-Induced Constipation

Clinically, OIC is the most prevalent side effect of opioid therapy9. For those patients who take opiates for long term pain management, approximately 40-50 percent will develop constipation6. Only about 40-50 percent of those patients experience effective relief from the treatment options that include prescription and over-the-counter laxatives and stool softeners7,8,9.

About AstraZeneca
AstraZeneca is a global, innovation-driven biopharmaceutical business with a primary focus on the discovery, development and commercialisation of prescription medicines for gastrointestinal, cardiovascular, neuroscience, respiratory and inflammation, oncology and infectious disease. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com

About Nektar
Nektar Therapeutics (NASDAQ:NKTR) is a clinical-stage biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugate technology platforms. Nektar has a robust R&D pipeline of therapeutic candidates in oncology, pain and other areas. The company is headquartered in San Francisco, California, with additional R&D operations in Huntsville, Alabama and Hyderabad, India. Further information about Nektar and its drug development programmes and capabilities may be found online at www.nektar.com

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REFERENCES
6 Thomas, J. Opioid-Induced Bowel Dysfunction. Journal of Pain and Symptom Management. 2008;35(1):103-113.
7 Bell, T et al. OBD symptoms impair quality of life and daily activities, regardless of frequency and duration of opioid treatment: results of a U.S. patient survey (PROBE survey). Poster presented at The 25th Annual Scientific Meeting of the American Pain Society. San Antonia, TX, USA.
8 Pappagallo, M. Incidence, prevalence, and management of opioid bowel dysfunction. Am J Surg. 2001:182;S11-S18.
9 Fakata, K. Peripheral Opioid Antagonists: A Therapeutic Advance for Optimizing Opioid Gastrointestinal Tolerability. The Journal of Family Practice. 2007;56:S1-S12.
11 IMS MAT. December 2010.

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